EX-10.15.2    Exhibit 10.15.2

AMENDMENT NO. 1 TO THE
BUZZFEED, INC. 2021 EQUITY INCENTIVE PLAN
This Amendment No. 1 (this “Amendment”) to the BuzzFeed, Inc. 2021 Equity Incentive Plan (the “Plan”) is adopted by BuzzFeed, Inc., a Delaware corporation (the “Company”) on April 5, 2025. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 annual meeting.
WHEREAS, the Board decided to amend the Plan, subject to approval of the Company’s stockholders, to increase the share reserve by 5,000,000 Shares and to extend the term of the Plan for 10 years from the effective date of this Amendment, in each case subject to approval by the Company’s stockholders; and
WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the Company’s stockholders and effective as of such date:
1.    Shares Subject to the Plan. Section 2.1 of the Plan is amended by deleting the first sentence of the present Section and substituting the following in lieu thereof:
“Number of Shares Available. Subject to Sections 2.6 and 22 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is Nineteen Million Nine Hundred Seventy Thousand Six Hundred Eighty-Seven (19,970,687) Shares, which includes Shares issued or reserved for issuance prior to the effective date of Amendment No. 1 to the Plan”.

2.    Term of Plan. Section 24 of the Plan is amended by deleting the first sentence of the present Section and substituting the following in lieu thereof:

“TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the effective date of Amendment No. 1 to the Plan; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.”

3.    Full Force and Effect. Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned, being authorized by the Board to execute this Amendment, has executed this Amendment on the date first written above.

BuzzFeed. Inc.
By: /s/ David Arroyo_________________
Name: David Arroyo
Title: Chief Legal and Compliance Officer